================================================================================


                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                   FORM 8-K
                                CURRENT REPORT

                    Pursuant to Section 13 or 15(d) of the
                        Securities Exchange Act of 1934

                       Date of Report: January 27, 1997

================================================================================


Exact Name of Registrant                   Commission     I.R.S. Employer
as Specified in Its Charter                File Number   Identification No.
---------------------------                -----------   ------------------

Hawaiian Electric Industries, Inc.           1-8503           99-0208097
Hawaiian Electric Company, Inc.              1-4955           99-0040500


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                                State of Hawaii
                ----------------------------------------------
                (State or other jurisdiction of incorporation)


                  900 Richards Street, Honolulu, Hawaii 96813
       ----------------------------------------------------------------
             (Address of principal executive offices and zip code)


Registrant's telephone number, including area code:

               (808) 543-5662 - Hawaiian Electric Industries, Inc.
               (808) 543-7771 - Hawaiian Electric Company, Inc.

                                     None
        --------------------------------------------------------------
        (Former name or former address, if changed since last report.)


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

ITEM 5. OTHER EVENTS

On January 27, 1997, Hawaiian Electric Industries, Inc. (HEI), issued the following news release:

   HAWAIIAN ELECTRIC INDUSTRIES, INC. REPORTS 1996 EARNINGS

   HONOLULU -- Hawaiian Electric Industries, Inc. (NYSE - HE) today reported net income for the year ended December 31, 1996 of $78.7 million, or $2.60 per share, compared with $77.5 million, or $2.66 per share, in 1995. Excluding a nonrecurring charge in the third quarter on HEI's savings bank subsidiary of $8.3 million after tax, or 27 cents per share, 1996 net income would have been $87.0 million, or $2.87 per share.

   For the quarter ended December 31, 1996, HEI's net income was $21.1 million, or 69 cents per share, versus $15.6 million, or 53 cents per share, in the same period of 1995. A December 1995 ruling by the Hawaii Public Utilities Commission lowered the Oahu utility's allowed return on equity retroactive to January 1, 1995 and required a refund to customers. Utility net income in the fourth quarter of 1995 included the refund related to the first nine months of the year totaling approximately 14 cents per share.

   "Our 1996 results reflect steady improvement by our utility subsidiaries and Hawaii's gradual economic recovery," said Robert F. Clarke, HEI president and chief executive officer. "The utilities recorded stronger than expected kilowatthour sales during the year, as well as productivity gains that helped offset inflationary cost increases."

   Operating income at Hawaiian Electric Company and its subsidiaries (HECO) was $173.6 million for the year and $41.4 million for the quarter, compared with $159.0 million and $34.7 million in the respective periods of 1995. The consolidated earned rate of return on average common equity at HEI's utility subsidiaries for 1996 was 11.2%.

   Utility consolidated kilowatthour sales were down 1.9% in the quarter, compared with the same quarter last year which was marked by warmer weather that pushed up sales 4.8%. For 1996, consolidated kilowatthour sales were up 2.1% over 1995, primarily due to Hawaii's gradual economic recovery.

   On January 3, 1997, the State Third Circuit Court issued a decision that in effect permits the utility subsidiary serving the island of Hawaii to use its land to increase generating capacity at its Keahole power plant. The decision remains subject to appeal. Other permits for the plant expansion, including a State Department of Health air permit, also must be obtained.

   The nonrecurring charge at American Savings Bank stems from legislation enacted on September 30, 1996. The Federal Deposit Insurance Corporation levied a special assessment on thrifts to recapitalize the Savings Association Insurance Fund. After recording the nonrecurring charge, American's operating income was $26.2 million for the year, versus
   $40.0 million in 1995. Excluding the nonrecurring charge in 1996's third quarter, the bank's operating income for the year would have been $40.1 million, essentially unchanged from 1995. For the fourth quarter,

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

   operating income was $10.1 million, compared with $10.3 million in the same period of 1995. American's 1996 operating results were affected by the Treasury yield curve which remained flat, constraining the bank's interest-rate spread. In addition, the provision for loan losses was increased
   $6.3 million, bringing it to $19.2 million. "Net loan losses were only $1.3 million due to conservative underwriting and underlying collateral," Clarke said.

   American's interest-rate spread -- the difference between interest from earning assets and cost of funds -- averaged 2.87% in 1996 versus 2.90% in 1995. In December 1996, American's spread widened to 3.04%. Annual loan production was $498 million, compared with $382 million in 1995. Without the effect of the nonrecurring charge, American's return on average common equity in 1996 would have been 10.6%.

   "American's lower insurance-premium rate will increase the bank's earning power by approximately $2 million per year after tax, or 7 cents per share," Clarke said. "American will recover the nonrecurring charge in four years."

   The operating results from HEI's other nonutility subsidiaries and corporate parent were mixed during the year, compared with 1995. Operating earnings from the maritime freight transportation and passive investment subsidiaries were more than offset by operating losses at the residential real estate development unit, start-up expenses at the international power unit and costs of the corporate parent.

   Hawaiian Electric Industries is a diversified holding company that delivers essential services to the people of Hawaii through its electric utility, savings bank, maritime freight transportation and residential real estate development subsidiaries.

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

CONSOLIDATED STATEMENTS OF INCOME
====================================================================================================
Hawaiian Electric Industries, Inc. and subsidiaries
(Unaudited)
                                                    Quarters ended                Years ended
                                                     December 31,                 December 31,
                                                 ---------------------------------------------------
(in thousands, except per share amounts)          1996         1995            1996          1995
----------------------------------------------------------------------------------------------------
REVENUES
Electric utility........................         $283,627    $249,809       $1,080,868    $  988,722
Savings bank............................           71,051      69,143          271,402       254,616
Other...................................           14,324      13,920           58,302        52,586
                                                 --------    --------       ----------    ----------
                                                  369,002     332,872        1,410,572     1,295,924
                                                 --------    --------       ----------    ----------
EXPENSES
Electric utility........................          242,260     215,149          907,255       829,679
Savings bank............................           60,973      58,856          231,346       214,572
   FDIC special assessment..............               --          --           13,835            --
Other...................................           20,413      18,257           69,890        64,009
                                                 --------    --------       ----------    ----------
                                                  323,646     292,262        1,222,326     1,108,260
                                                 --------    --------       ----------    ----------
OPERATING INCOME (LOSS)
Electric utility........................           41,367      34,660          173,613       159,043
Savings bank............................           10,078      10,287           26,221        40,044
Other...................................           (6,089)     (4,337)         (11,588)      (11,423)
                                                 --------    --------       ----------    ----------
                                                   45,356      40,610          188,246       187,664
                                                 --------    --------       ----------    ----------
Interest expense--electric utility and
 other..................................          (17,523)    (16,462)         (65,832)      (62,860)
Allowance for borrowed funds used
 during construction....................            2,260       1,280            5,862         5,112
Preferred stock dividends of electric
 utility subsidiaries...................           (1,521)     (1,702)          (6,529)       (6,885)
Allowance for equity funds used during
 construction...........................            4,544       2,627           11,741        10,202
                                                 --------    --------       ----------    ----------
INCOME BEFORE INCOME TAXES..............           33,116      26,353          133,488       133,233
Income taxes............................           12,062      10,738           54,830        55,740
                                                 --------    --------       ----------    ----------
NET INCOME..............................         $ 21,054    $ 15,615       $   78,658    $   77,493
                                                 ========    ========       ==========    ==========

EARNINGS PER COMMON SHARE...............            $0.69       $0.53            $2.60         $2.66
                                                 ========    ========       ==========    ==========

DIVIDENDS PER COMMON SHARE..............            $0.61       $0.60            $2.41         $2.37
                                                 ========    ========       ==========    ==========
WEIGHTED AVERAGE NUMBER OF
    COMMON SHARES OUTSTANDING...........           30,705      29,571           30,310        29,187
                                                 ========    ========       ==========    ==========

On September 30, 1996, President Clinton signed into law the Deposit Insurance Funds Act of 1996, which authorized a one-time deposit-insurance premium assessment by the Federal Deposit Insurance Corporation (FDIC) of 65.7 cents per $100 of deposits insured by the Savings Association Insurance Fund and held as of March 31, 1995. ASB's assessment was $8.3 million after tax and was accrued in September 1996.

NET INCOME EXCLUDING FDIC SPECIAL
 ASSESSMENT.............................         $ 21,054    $ 15,615       $   86,991    $   77,493
                                                 ========    ========       ==========    ==========

EARNINGS PER COMMON SHARE EXCLUDING
  FDIC SPECIAL ASSESSMENT...............         $   0.69    $   0.53       $     2.87    $     2.66
                                                 ========    ========       ==========    ==========

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                                  SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrants have duly caused this report to be signed on their behalf by the undersigned thereunto duly authorized. The signature of the undersigned companies shall be deemed to relate only to matters having reference to such companies and any subsidiaries thereof.

HAWAIIAN ELECTRIC INDUSTRIES, INC.      HAWAIIAN ELECTRIC COMPANY, INC.
                     (Registrant)                         (Registrant)


 /s/ Robert F. Mougeot                  /s/ Paul Oyer
---------------------------------       -------------------------
Robert F. Mougeot                       Paul A. Oyer
Financial Vice President and            Financial Vice President and
 Chief Financial Officer of HEI          Treasurer of HECO
(Principal Financial Officer of HEI)    (Principal Financial Officer of HECO)

Date:  January 27, 1997                 Date:  January 27, 1997


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